UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d))

☐	Definitive Information Statement

HARBINGER GROUP INC.

(Name of Registrant as specified in its charter)

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HARBINGER GROUP INC.
450 PARK AVENUE, 27th FLOOR
NEW YORK, NEW YORK 10022
(212) 906-8555

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

August [  ], 2011

Dear Harbinger Group Inc. stockholder:

On July 28, 2011, the board of directors (the “Board”) of Harbinger Group Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”) approved the adoption of the Certificate of Designation of Series A-2 Participating Convertible Preferred Stock of Harbinger Group Inc. (the “Certificate of Designation”), which sets forth the rights and preferences of a newly created class of preferred stock, the Series A-2 Participating Convertible Preferred Stock (the “Preferred Stock”).  In connection therewith, the Board also approved the First Amendment to the Certificate of Designation of Series A Participating Convertible Preferred Stock (the “Certificate of Amendment”) to amend the existing Certificate of Designation of Series A Participating Convertible Preferred Stock of Harbinger Group Inc. adopted on May 12, 2011 (the “Existing Certificate of Designation”) principally to permit the issuance of the Preferred Stock and to permit the Preferred Stock and the existing Series A Participating Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) to vote together as a single class with respect to consenting to certain corporate actions affecting one or both series of preferred stock.  The terms of the Preferred Stock were established based on the existing authority vested in the Board by our certificate of incorporation.

On August 1, 2011, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum”), JHL Capital Group Master Fund L.P., a Cayman Islands exempted limited partnership (the “JHL Purchaser”), and certain funds and/or accounts managed and/or advised by DDJ Capital Management, LLC (collectively, the “DDJ Purchasers” and together with the Quantum and the JHL Purchaser, the “Initial Purchasers”).  On August 4, 2011, we entered into the First Amendment to Securities Purchase Agreement (the “First Amendment to Securities Purchase Agreement”) with the Initial Purchasers and Luxor Capital Partners, LP, a Delaware limited partnership, Luxor Wavefront, LP, a Delaware limited partnership, Luxor Capital Partners Offshore Fund, LP, a Cayman Islands limited partnership, OC 19 Master Fund, L.P. - LCG, a Cayman Islands limited partnership, and GAM Equity Six Inc., a British Virgin Islands company (collectively, the “Luxor Purchasers,” and together with the Initial Purchasers, the “Purchasers”) in order for the Luxor Purchasers to be joined as a purchaser under the Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, as amended, the Company agreed to issue and sell an aggregate of 120,000 shares of Series A-2 Preferred Stock to the Purchasers at a purchase price of $1,000 per share (the “Purchase Price”), resulting in aggregate gross proceeds to the Company of $120 million (the “Private Placement”).

On August 5, 2011, Harbinger Capital Partners Master Fund I, Ltd., Global Opportunities Breakaway Ltd., and Harbinger Capital Partners Special Situations Fund, L.P. (together, the “Common Stockholders”), holders of a majority of the issued and outstanding shares of our common stock, par value $0.01 per share (the “Common Stock”) as of that date, and the holders of all of the issued and outstanding shares of our Series A Preferred Stock as of that date, approved the Certificate of Amendment by written consents.

Your consent regarding the approval of the Certificate of Amendment is not required and is not being solicited in connection with this corporate action.  The accompanying Information Statement will serve as notice pursuant to Section 228(e) of the Delaware General Corporation Law of the approval by less than the unanimous written consent of the stockholders of the Company with respect to the Convertible Preferred Rights.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ACCOMPANYING MATERIAL IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY.  NO ACTION IN CONNECTION WITH THIS INFORMATION STATEMENT IS REQUIRED BY YOU.

The accompanying Information Statement is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, in connection with the approval of the Certificate of Amendment.  Under the Delaware General Corporation Law, our certificate of incorporation and our by-laws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of a majority of the outstanding shares of common stock and preferred stock is sufficient to approve the Certificate of Amendment.  Pursuant to Rule 14c−2(b) promulgated under the Exchange Act, the approval of the Certificate of Amendment will not become effective until at least twenty (20) calendar days following the mailing of the accompanying Information Statement to our stockholders.

Sincerely yours,

Philip A. Falcone, Chairman of the Board and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has passed upon the adequacy or accuracy of the disclosure in this notice or the information statement. Any representation to the contrary is a criminal offense.

The enclosed information statement is dated August [  ], 2011 and is first being mailed to our stockholders on or about August [  ], 2011.

HARBINGER GROUP INC.
450 PARK AVENUE, 27th FLOOR
NEW YORK, NEW YORK 10022
(212) 906-8555

INFORMATION STATEMENT PURSUANT TO SCHEDULE 14C

August [   ], 2011

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Harbinger Group Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), is sending you this information statement (the “Information Statement”) solely for the purpose of informing you, as one of our stockholders, in the manner required under Regulation 14(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that Harbinger Capital Partners Master Fund I, Ltd., Global Opportunities Breakaway Ltd., and Harbinger Capital Partners Special Situations Fund, L.P. (together, the “Common Stockholders”), the holders of a majority of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) have executed an Action by Written Consent of a Majority of the Common Stock of Harbinger Group Inc. (the “Action by Written Consent of the Common Stockholders”) and that CF Turul LLC, a Delaware limited liability company, PECM Strategic Funding L.P., a Cayman Islands limited partnership, Providence TMT Debt Opportunity Fund II, L.P., a Cayman Islands limited partnership, and Wilton Re Holdings Limited, a Bermuda limited company (together, the “Series A Preferred Stockholders”), the holders of all of the outstanding shares of Series A Participating Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) have executed a Unanimous Written Consent of the Holders of the Series A Participating Convertible Preferred Stock of Harbinger Group Inc. (the “Action by Written Consent of the Preferred Stockholders”) approving the First Amendment to the Certificate of Designation of Series A Participating Convertible Preferred Stock (the “Certificate of Amendment”) to amend the existing Certificate of Designation of Series A Participating Convertible Preferred Stock of Harbinger Group Inc. adopted on May 12, 2011 (the “Existing Certificate of Designation”).  No vote or other action is requested or required on your part.

BACKGROUND

Overview

On July 28, 2011, the board of directors (the “Board”) of the Company approved the adoption of the Certificate of Designation of Series A-2 Participating Convertible Preferred Stock of Harbinger Group Inc. (the “Certificate of Designation”), which sets forth the rights and preferences of a newly created class of preferred stock, the Series A-2 Participating Convertible Preferred Stock (the “Preferred Stock”) and, in connection therewith, approved the Certificate of Amendment to amend the Existing Certificate of Designation adopted on May 12, 2011.  The terms of the Preferred Stock were established based on the existing authority vested in the Board by our certificate of incorporation.

On August 1, 2011, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum”), JHL Capital Group Master Fund L.P., a Cayman Islands exempted limited partnership (the “JHL Purchaser”), and certain funds and/or accounts managed and/or advised by DDJ Capital Management, LLC (collectively, the “DDJ Purchasers” and together with the Quantum and the JHL Purchaser, the “Initial Purchasers”).  On August 4, 2011, we entered into the First Amendment to Securities Purchase Agreement (the “First Amendment to Securities Purchase Agreement”) with the Initial Purchasers and Luxor Capital Partners, LP, a Delaware limited partnership, Luxor Wavefront, LP, a Delaware limited partnership, Luxor Capital Partners Offshore Fund, LP, a Cayman Islands limited partnership, OC 19 Master Fund, L.P. - LCG, a Cayman Islands limited partnership, and GAM Equity Six Inc., a British Virgin Islands company (collectively, the “Luxor Purchasers,” and together with the Initial Purchasers, the “Purchasers”) in order for the Luxor Purchasers to be joined as a purchaser under the Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, as amended, the Company agreed to sell an aggregate of 120,000 shares of Preferred Stock of the Company to the Purchasers at a purchase price of $1,000 per share (the “Purchase Price”), resulting in aggregate gross proceeds to the Company of $120 million (the “Private Placement”).

The rights and privileges of the Preferred Stock and the terms of the Securities Purchase Agreement, which are more fully described below, include the ability of the holders of the Preferred Stock to convert their Preferred Stock into shares of our Common Stock.  Holders of the Preferred Stock are also entitled to vote their Preferred Stock on an as converted basis with our Common Stock on matters submitted to a vote of our stockholders.  In addition, the Securities Purchase Agreement entitles the Purchasers to participate as a purchaser in future issuances of securities by us under certain circumstances.

On August 5, 2011, the Common Stockholders, holders of a majority of the issued and outstanding shares of our Common Stock as of that date, and the Series A Preferred Stockholders, holders of  all of the issued and outstanding shares of our preferred stock as of that date, approved the Certificate of Amendment by Action by Written Consent of the Common Stockholders and by Action by Unanimous Written Consent of the Preferred Stockholders respectively.

Terms of the Preferred Stock and the Securities Purchase Agreement

The following discussion provides only a summary of the terms of the Preferred Stock. For a more complete understanding of the Preferred Stock, we urge you to review the Certificate of Designation previously filed as Exhibit 3.5 to our Quarterly Report on Form 10-Q for the quarter ended July 3, 2011 with the Securities and Exchange Commission (the “SEC”) on August 12, 2011.

Dividends.  The Preferred Stock will accrue a cumulative quarterly cash dividend at an annualized rate of 8%.  The Purchase Price of the Preferred Stock will accrete quarterly at an annualized rate of 4% that will be reduced to 2% or 0% if the Company achieves specified rates of growth measured by increases in its net asset value.  The Preferred Stock is also entitled to participate in cash and in-kind distributions to holders of shares of Common Stock on an as converted basis.

Optional Conversion.  Each share of Preferred Stock may be converted by the holder into Common Stock at any time based on the then applicable conversion price (the “Conversion Price”).  The initial Conversion Price is $7.00 and is subject to adjustment for dividends, certain distributions, stock splits, combinations, reclassifications, reorganizations, recapitalizations and similar events, as well as in connection with issuances of Common Stock (and securities convertible or exercisable for Common Stock) below the Conversion Price (which adjustment shall be made on a weighted average basis).

Automatic Conversion/Mandatory Redemption.  On May 13, 2018, holders of the Preferred Stock shall be entitled to cause the Company to redeem the Preferred Stock at the Purchase Price per share plus accrued but unpaid dividends.  Each share of Preferred Stock that is not so redeemed will be automatically converted into shares of Common Stock at the Conversion Price then in effect.

Upon a change of control (as defined in the Certificate of Designation) holders of the Preferred Stock shall be entitled to cause the Company to redeem its Preferred Stock at a price per share of Preferred Stock equal to the sum of 101% of the Purchase Price and any accrued and unpaid dividends, including accrued and unpaid cash and accreting dividends for the then current dividend period.

Optional Redemption.  At any time on or after May 13, 2014, the Company may redeem the Preferred Stock, in whole but not in part, at a price per share equal to 150% of the Purchase Price plus accrued but unpaid dividends, subject to the holder’s right to convert prior to such redemption.

Mandatory Conversion.  On or after May 13, 2014, the Company may force conversion of the Preferred Stock into Common Stock if the thirty day volume weighted average price of the Company’s Common Stock (“VWAP”) and the daily VWAP exceeds 150% of the then applicable Conversion Price of the Company’s Series A Preferred Stock for at least twenty trading days out of the thirty trading day period used to calculate the thirty day VWAP.  In the event of a forced conversion, the holders of Preferred Stock will have the ability to elect cash settlement in lieu of conversion if certain market liquidity thresholds for the common stock are not achieved.

Liquidation Preference.  In the event of any liquidation or winding up of the Company, the holders of Preferred Stock will be entitled to receive per share the greater of (i) 150% of the Purchase Price, plus any accrued and unpaid dividends and (ii) the value that would be received if the share of Preferred Stock were converted into Common Stock immediately prior to the liquidation or winding up.

Participation Rights.  Prior to August 5, 2016, subject to meeting certain ownership thresholds, certain Purchasers will be entitled to participate, on a pro rata basis in accordance with their ownership percentage, determined on an as converted basis, in issuances of equity and equity linked securities by the Company.

Tag-Along Rights Amendment.  As an inducement to the Purchasers, Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (together, the “Controlling Stockholders”) and CF Turul LLC (the “Fortress Purchaser”), Wilton Re Holdings Limited (the “Wilton Purchaser”), PECM Strategic Funding L.P., Providence TMT Debt Opportunity Fund II, L.P. (and together with PECM Strategic Funding L.P., each a “PECM Purchaser” and collectively, the “PECM Purchasers”, and together with the Fortress Purchaser and the Wilton Purchaser, the “Existing Purchasers”), on August 5, 2011, amended and restated the tag-along agreement entered into in connection with the sale of Series A Preferred Stock and, among other things, granted the Purchasers tag-along rights with respect to private sales of common stock, subject to certain terms and conditions including minimum ownership thresholds for the Purchasers, on the same terms as the Existing Purchasers.  The Company is not party to such agreement.

Voting Rights.  The holders of the shares of the Preferred Stock will be entitled to vote on an as-converted basis with the Company’s holders of Common Stock on all matters submitted to a vote of the holders of Common Stock for all purposes.

Consent Rights.  Consent of the holders of Preferred Stock is required before any fundamental change can be made to the Preferred Stock, including changes to the terms of the Preferred Stock with respect to liquidation preference, dividend, or redemption rights.  Consent of the holders of a majority of Preferred Stock is required before, subject to certain exceptions, any material action may be taken with respect to the Preferred Stock including issuing stock senior or pari passu to the Preferred Stock and incurring debt, or permitting a subsidiary to incur debt or selling assets or permitting a subsidiary to sell assets not otherwise permitted by the indenture relating to the Company’s Senior Secured Notes due 2015 (or any replacement thereof).

Other Covenants.  The Certificate of Designation includes additional terms regarding obligations of the Company.  Upon a specified breach event (which shall include an event of default under the indenture relating to the Company’s Senior Secured Notes due 2015, the Company’s failure to pay any dividends for a period longer than 90 days, the Company’s failure to maintain a 1:1 ratio of cash and cash equivalents to fixed charges until March 31, 2012, the Company’s failure to perform certain covenants under the Certificate of Designation, and causing the delisting of its Common Stock) the Company shall be prohibited from making certain restricted payments, incurring certain debt, and entering into certain agreements to purchase debt or equity interests in portfolio companies of Harbinger Capital or its affiliates (other than the Company) or to sell equity interests in portfolio companies of the Company to Harbinger Capital or its affiliates.

Registration Rights Amendment and Joinder

We have entered into a Registration Rights Amendment and Joinder with the Purchasers (the “Registration Rights Amendment and Joinder”), extending the registration rights provided in the Registration Rights Agreement, dated May 12, 2011, by and among the Company and the Existing Purchasers, to the Purchasers.

Under the Registration Rights Agreement, the Company is obligated to use commercially reasonable efforts to cause a registration statement with respect to the Common Stock underlying the Preferred Stock to be filed under the Securities Act of 1933, as amended, by October 10, 2011 and declared effective by January 25, 2012.  The Company has agreed to keep the registration statement effective until all of the Common Stock covered therein has been sold or may be sold without volume or manner of sale restrictions under Rule 144 of the Securities Act.  In connection with the Registration Rights Amendment and Joinder, the Company amended its existing Registration Rights Agreement with Harbinger Capital, dated September 10, 2010.

Certificate of Amendment of Certificate of Designation of Series A Participating Convertible Preferred Stock

In connection with the Securities Purchase Agreement, the Company will amend the Existing Certificate of Designation by the Certificate of Amendment. The Certificate of Amendment amends the Existing Certificate of Designation to permit the issuance of the Preferred Stock and to allow the Preferred Stock and the Series A Preferred Stock to vote together as a single class with respect to consenting to certain corporate actions affecting one or both series of preferred stock.  For a more complete understanding of the Certificate of Amendment please refer to Exhibit 3.4 to our Quarterly Report on Form 10-Q for the quarter ended July 3, 2011 filed with the SEC on August 12, 2011. The Certificate of Amendment will be filed with the Delaware Secretary of State, and become effective, 20 calendar days following the mailing of this Schedule 14C Information Statement to you.

Absence of Market for Preferred Stock

There is no established trading market for the Preferred Stock.  We do not currently intend to register the Preferred Stock or list the Preferred Stock on a national securities exchange or qualify the Preferred Stock for quotation on a stock exchange such as the NYSE. However, we have agreed to register the Common Stock issuable upon conversion of the Preferred Stock issued to Purchasers in the Private Placement.  See the discussion above under the section entitled “Registration Rights Amendment and Joinder.”

Use of Proceeds

The Company intends to use the proceeds from the Private Placement for general corporate purposes, which may include acquisitions and other investments.

DESCRIPTION OF STOCKHOLDER WRITTEN CONSENT

Approval Requirement

Under our Articles of Incorporation and under Section 4 of the Existing Certificate of Designation, the approval of the holders of a majority of the outstanding shares of our Common Stock and Series A Preferred Stock, voting separately and as a single class, is required to amend the Existing Certificate of Designation.

Written Consent

On August 5, 2011, the Common Stockholders, who collectively held approximately ninety three percent (93%) of the issued and outstanding shares of our Common Stock as of such date, and the Series A Preferred Stockholders, who collectively held approximately 70% of the preferred stock then issued and outstanding (and 100% of the Series A Preferred Stock as of such date), approved the Certificate of Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of August 5, 2011, about stockholders whom we believe are the beneficial owners of more than five percent of our outstanding Common Stock as well as information regarding stock ownership by our directors, certain executive officers, and directors and executive officers as a group.  As of August 5, 2011, there were 139,284,286 shares of Common Stock outstanding and 43,306,668 shares of Common Stock issuable upon conversion of all outstanding Series A Preferred Stock. Subject to certain insurance regulatory limitations on voting, the Series A Preferred Stock is permitted to vote on an as-converted basis with the Common Stock.  Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Harbinger Group Inc., 450 Park Avenue, 27th floor, New York, NY 10022.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Beneficial Ownership Percent(1)
5% stockholders
Harbinger Capital Partners Master Fund I, Ltd. (2)	95,932,068	57.3%
Harbinger Capital Partners Special Situations Fund, L.P. (3)	21,493,161	12.8%
Global Opportunities Breakaway Ltd. (4)	12,434,660	7.4%
CF Turul LLC (5)	16,578,851	9.9%
Our Directors and Executive Officers
Omar Asali (6)	–	–
Lap W. Chan	–	–
Leonard DiSalvo (7)	203,554	*
Philip A. Falcone (8)	129,859,889	77.6
Richard H. Hagerup	–	–
Keith M. Hladek (6)	–	–
Thomas Hudgins	–	–
David M. Maura (6)	–	–
Robert V. Leffler, Jr. (9)	8,000	*
Francis T. McCarron (10)	41,667	*
Robin Roger (6)	–	–
All directors and executive officers as a group (12 persons)	130,113,110	77.6%

*	Indicates less than 1% of our outstanding Common Stock and Series A Preferred Stock.

(1)	Reflects voting power as a percentage of the total voting power of all Common Stock outstanding and Series A Preferred Stock permitted to vote on an as converted basis.

(2)
Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) Master Fund  is the beneficial owner of 95,932,068 shares of our Common Stock, which may also be deemed to be beneficially owned by Harbinger Capital Partners LLC (“Harbinger Capital”), the investment manager of Master Fund; Harbinger Holdings, LLC (“Harbinger Holdings”), the managing member of Harbinger Capital, and Philip A. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Master Fund. The address of the Master Fund is c/o International Fund Services (Ireland) Limited, 78 Sir John Rogerson’s Quay, Dublin 2, Ireland.

(3)
Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”) is the beneficial owner of 21,493,161 shares of our Common Stock, which may be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the general partner of the Special Situations Fund, Harbinger Holdings, the managing member of HCPSS, and Mr. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Special Situations Fund. The address of the Special Situations Fund is 450 Park Avenue, 30th floor, New York, New York, 10022.

(4)
Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, Global Opportunities Breakaway Ltd. (the “Global Fund”) is the beneficial holder of 12,434,660 shares of our Common Stock, which may be deemed to be beneficially owned by Harbinger Capital Partners II LP (“HCP II”), the investment manager of the Global Fund; Harbinger Capital Partners II GP LLC (“HCP II GP”), the general partner of HCP II, and Mr. Falcone, the managing member of HCP II GP and the portfolio manager of the Global Fund. The address of the Global Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104.

(5)
Until approval is obtained from certain insurance regulatory authorities, CF Turul may not convert Series A Preferred Stock in excess of 9.9% of our outstanding Common Stock and may not vote more than 9.9% of the total number of votes which may be cast in a general election of a director of the Company.  Based on a Schedule 13D filed with the SEC on May 23, 2011, and including accretion of the purchase price at 4% for the period ending July 3, 2011, absent the limitation described in the preceding sentence, the Series A Preferred Stock beneficially owned by CF Turul LLC would be convertible into 31,706,667 shares of Common Stock, and CF Turul would have the ability to vote with respect to 17.4% of the total Common Shares and Series A Preferred Stock on an as converted basis.

As described in the Schedule 13 D filed with SEC on May 23, 2011, each of Fortress Credit Opportunities Advisors LLC, FIG LLC, Hybrid GP Holdings LLC, Fortress Operating Entity I LP, FIG Corp., Fortress Investment Group LLC, Mr. Peter L. Briger, Jr., and Mr. Constantine M. Dakolias may also be deemed to be the beneficial holder of our Common Stock, assuming the effectiveness of a joint investment committee agreement.

The address of each of CF Turul LLC, Fortress Credit Opportunities Advisors LLC, FIG LLC, Hybrid GP Holdings LLC, Fortress Operating Entity I LP, FIG Corp., Fortress Investment Group LLC, Mr. Peter L. Briger, Jr., and Mr. Constantine M. Dakolias is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(6)	The address of each beneficial owner is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th floor, New York, New York 10022.

(7)	Includes 260,000 shares of our Common Stock issuable under options exercisable within 60 days of August 5, 2011.

(8)
Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, Mr. Falcone, the managing member of Harbinger Holdings and HCP II GP and portfolio manager of each of the Master Fund, the Special Situations Fund and the Global Fund, may be deemed to indirectly beneficially own 129,859,889 shares of our Common Stock, and have shared voting and dispositive power over all such shares. A portion of the shares held by the Master Fund are pledged, together with securities of other issuers, to secure certain portfolio financing for Master Fund. Mr. Falcone disclaims beneficial ownership of the shares reported in the Schedule 13D, except with respect to his pecuniary interest therein. Mr. Falcone’s address is c/o Harbinger Holdings, LLC, 450 Park Avenue, 30th floor, New York, New York, 10022.

(9)	Includes 8,000 shares of our Common Stock issuable under options exercisable within 60 days of May 5, 2011.

(10)	Includes 41,667 shares of our Common Stock issuable under options exercisable within 60 days of May 5, 2011.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None of the persons who have served as our officers or directors, since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the Preferred Stock, other than the interests held by such persons through their respective beneficial ownership of the shares of our capital stock set forth above in the section entitled “Security Ownership of Certain Beneficial Owners and Management” and as set forth under “Background – Tag-Along Rights.”

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all related materials.  It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward this Information Statement to the beneficial owners of our Common Stock held of record by such person and that we will reimburse them for their reasonable expenses incurred in connection therewith.  Additional copies of this Information Statement may be obtained at no charge by writing us at: 450 Park Avenue, 27th floor, New York, New York 10022, Attn: Corporate Secretary.

HOUSEHOLDING

Only one Information Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders sharing such address.  We undertake to deliver promptly upon request a separate copy of this Information Statement to any stockholder at a shared address to which a single copy of this Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future.  In the event a stockholder desires to provide us with such a request, it may be given verbally by telephoning our offices at (212) 906-8555 or by mail to our address at 450 Park Avenue, 27th floor, New York, New York 10022, Attn: Corporate Secretary.  In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Corporate Secretary at the address and telephone number stated above.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements, and registration statements with the SEC.  These filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1−800−SEC−0330 for further information on the operation of the public reference facilities.